T. ROWE PRICE GROUP, INC.
                                                 STATEMENT OF POLICY
                                                         ON
                                               SECURITIES TRANSACTIONS


BACKGROUND INFORMATION.

        Legal Requirement. In accordance with the requirements of the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988, Price Group and the mutual funds ("Price Funds") which its affiliates manage have adopted this Statement of Policy on Securities Transactions ("Statement"). TRPI has also adopted a Statement of Policy on Securities Transactions.

        Price Advisers' Fiduciary Position. As investment advisers, the Price Advisers are in a fiduciary position which requires them to act with an eye only to the benefit of their clients, avoiding those situations which might place, or appear to place, the interests of the Price Advisers or their officers, directors and employees in conflict with the interests of clients.

        Purpose of Statement. The Statement was developed to help guide Price Group's employees and independent directors and the independent directors of the Price Funds in the conduct of their personal investments and to:

o eliminate the possibility of a transaction occurring that the Securities and Exchange Commission or other regulatory bodies would view as illegal, such as Front Running (see definition below);

o avoid situations where it might appear that Price Group or the Price Funds or any of their officers, directors or employees had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

o   prevent, as well as detect, the misuse of material, non-public information.

        Employees and the independent directors of Price Group and the Price Funds are urged to consider the reasons for the adoption of this Statement. Price Group's and the Price Funds' reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of the Price Advisers and the independent directors of the Price Funds.

        Front Running. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person's or Non-Access Person's spouse, minor children, and certain other relatives, as further described on page 4-4 of this Statement. Access Persons are subject to all provisions of this Statement. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements, but are exempt from prior clearance requirements except for transactions in Price Group stock. The persons and entities covered by this Statement are:

Price Group. Price Group, each of its subsidiaries and affiliates except TRPI, TRPGA and TRPGIS, and their retirement plans.

        Employee Partnerships.  Partnerships such as Pratt Street Ventures.

        Personnel. Each officer, inside director and employee of Price Group and its subsidiaries and affiliates, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds, except that personnel working abroad are subject to the TRPI Statement.

        Certain Temporary Workers.  These workers include:

o   All temporary workers hired on the Price Group payroll ("TRP Temporaries");

o All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

o All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group's employees (versus project work that stands apart from ongoing work); and

o Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

        TRPI, TRPGA and TRPGIS Personnel. As stated in the first paragraph, a Statement of Policy on Securities Transactions has been adopted by TRPI. Under that Statement, all TRPI, TRPGA and TRPGIS personnel (officers, directors and employees) stationed in Baltimore will be subject to this Statement.

        Retired Employees. Retired employees of Price Group who continue to receive investment research information from one or more of the Price Advisers will be subject to this Statement.

        Independent Directors of Price Group, the Savings Bank and the Price Funds. The independent directors of Price Group include those directors of Price Group who are neither officers nor employees of Price Group. The independent directors of the T. Rowe Price Savings Bank ("Savings Bank") include those directors of the Savings Bank who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be "interested persons" of Price Group.

Although subject to the general principles of this Statement, including the definition of "beneficial ownership," independent directors are subject only to modified reporting requirements. See p. 4-14. The independent directors of the Savings Bank and the Price Funds are exempt from prior clearance requirements. The independent directors of Price Group are exempt from the prior clearance requirements except for Price Group stock.

ACCESS PERSONS. Certain persons and entities are classified as "Access Persons" under the Code. The term "Access Person" means:

o        the Price Advisers;

o any officer (vice president or above) or director (excluding independent directors) of any of the Price Advisers or the Price Funds;

o any employee of Price Group or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of securities by a Price Fund or other advisory client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

o any person in a control relationship to any of the Price Advisers or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

       All Access Persons are notified of their status under the Code.

        Investment Personnel. An Access Person is further identified as "Investment Personnel" if, in connection with his or her regular functions or duties, he or she "makes or participates in making recommendations regarding the purchase or sale of securities" by a Price Fund or other advisory client.

        The term "Investment Personnel" includes, but is not limited to:

o those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm's clients (investment counselors and members of the mutual fund advisory committees);

o        research and credit analysts; and

o        traders who assist in the investment process.

        All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code. Investment Personnel are prohibited from investing in initial public offerings.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed "Non-Access Persons". If an employee who is a Non-Access Person is married to an Access Person, then the non-Access Person is deemed to be an Access Person under the beneficial ownership provisions described below.

QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chairperson of the Ethics Committee when you have questions as to the application of this Statement to individual circumstances.

TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

First, you are a "beneficial owner" of the security under the Rule 16a-1 of the Securities Exchange Act of 1934 ("Exchange Act"), as defined below.

Second, if you control or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization of an unrelated person's or entity's brokerage account, or are directing another person's or entity's trades, those transactions will be subject to this Statement to the same extent your personal trades would be, unless exempted as described below.

Definition of Beneficial Owner. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

o securities held by members of the person's immediate family sharing the same household, although the presumption of beneficial ownership may be rebutted;

o a person's interest in securities held by a trust, which may include both trust beneficiaries or trustees with investment control;

o a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

o a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

o certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

o a person's right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

Requests for Exemptions. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, unless you have no control over the transaction. Such a situation may arise, for example, if you have delegated investment authority to an independent investment adviser, or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, an exemption may be appropriate.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement's relevant prior approval and/or reporting requirements, you should submit a written request for clarification or exemption to Baltimore Legal/Compliance (Attn. D. Jones). Any such request for clarification or exemption should name the account, your interest in the account, the persons or firms responsible for its management, and the basis upon which the exemption is being claimed. Exemptions are not self-executing; any exemption must be granted through Baltimore Legal/Compliance.

PRIOR CLEARANCE REQUIREMENTS GENERALLY. As described, certain transactions require prior clearance before execution. Receiving prior clearance does not relieve employees from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running).

TRANSACTIONS IN STOCK OF PRICE GROUP. Because Price Group is a public company, ownership of its stock subjects its officers, inside and independent directors, and employees to special legal requirements under the federal securities laws. Each officer, director and employee is responsible for his or her own compliance with these requirements. In connection with these legal requirements, Price Group has adopted the following rules and procedures:

        Independent Directors of Price Funds. The independent directors of the Price Funds are prohibited from owning the stock of Price Group.

        Quarterly Earnings Report. Generally, all employees and independent directors of Price Group must refrain from initiating transactions in Price Group stock in which they have a beneficial interest from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. Employees and independent directors will be notified in writing through the Office of the Secretary of Price Group ("Secretary") from time to time as to the controlling dates.

        Prior Clearance of Price Group Stock Transactions Generally. Employees and independent directors of Price Group are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Group stock owned beneficially or through the Employee Stock Purchase Plan. A transfer includes a change in ownership name of shares of Price Group stock, including a transfer of the shares into street name to be held in a securities account and any transfers of shares of Price Group stock between securities firms or accounts, including accounts held at the same firm.

        Prior Clearance Procedures for Price Group Stock. Requests for prior clearance must be in writing on the form entitled "Notification of Proposed Transaction" (available from the Corporate Records Department and on the firm's Intranet under Corporate/Corporate Records) and be submitted to the Secretary, who is responsible for processing and maintaining the records of all such requests. This includes not only market transactions, but also sales of stock purchased either through the Price Group Employee Stock Purchase Plan ("ESPP") or through a brokerage account if shares of Price Group stock are transferred there from the ESPP. Purchases effected through the ESPP are automatically reported to the Secretary.

        Prohibition Regarding Transactions in Publicly-Traded Price Group Options. Transactions in publicly-traded options on Price
        Group stock are not permitted.

        Applicability of 60-Day Rule to Price Group Stock Transactions. Transactions in Price Group stock are subject to the 60-Day Rule except for transactions effected through the ESPP, the exercise of employee stock options granted by Price Group, and shares obtained through an established dividend reinvestment program.

        Gifts of Price Group stock, although subject to prior clearance, are also not subject to this Rule.

        Purchases through payroll deduction of Price Group stock in the ESPP are not considered in determining the applicability of the 60-Day Rule to market transactions in Price Group stock. See p. 4-18.

================================================================================

               All employees (both Access Persons and Non-Access Persons) and independent directors of Price Group must obtain prior clearance of any transaction involving Price Group stock from the Office of the Secretary of Price Group.
================================================================================

        Initial Disclosure of Holdings of Price Group Stock. Each new employee must report to the Secretary any shares of Price Group stock of which he or she has beneficial ownership no later than 10 days after his or her starting date of employment.

        Dividend Reinvestment Plans for Price Group Stock. Purchases of Price Group stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior clearance if the Secretary's office has been previously notified by the employee that he or she will be participating in that plan. Reporting of transactions effected through that plan need only be made quarterly, except in the case of employees who are subject to Section 16 of the Securities Exchange Act of 1934, who must report such transactions at least monthly.

        Effectiveness of Prior Clearance. Prior clearance of transactions in Price Group stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Secretary prior to the proposed transaction, or (ii) the person receiving the approval comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Group stock is not executed within this time period, a new clearance must be obtained before the individual can execute the proposed transaction.

        Reporting of Disposition of Proposed Transaction. Covered persons must use the form returned to them by the Secretary to notify the Secretary of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Group stock owned directly. The notice must be returned within two business days of the trade's execution, or within seven business days of the date of prior clearance if the trade is not executed.

        Insider Reporting and Liability. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company ("Insiders") are subject to the requirements of Section 16. Insiders include the directors and certain managing directors of Price Group.

        SEC Reporting. There are three reporting forms which insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Group stock. Although the Secretary will provide assistance in complying with these requirements as an accommodation to insiders, it remains the legal responsibility of each insider to assure that the applicable reports are filed in a timely manner.

o Form 3. The initial ownership report by an insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an insider (i.e., is elected as a director or appointed as an executive officer) to report all current holdings of Price Group stock. Following the election or appointment of an insider, the Secretary will deliver to the insider a Form 3 for appropriate signatures and will file such Form with the SEC.

o Form 4. Any change in the insider's ownership of Price Group stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 is due by the 10th day following the end of the month in which the ownership change occurred. Following receipt of the Notice of Disposition of the proposed transaction, the Secretary will deliver to the insider a Form 4, as applicable, for appropriate signatures and will file such Form with the SEC.

o Form 5. Any transaction or holding which is exempt from reporting on Form 4, such as option exercises, small purchases of stock, gifts, etc. may be reported on a deferred basis on Form 5 within 45 days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

               Liability for Short-Swing Profits. Under federal securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Group) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm or its designated payee upon request.

        Office of Thrift Supervision ("OTS") Reporting. TRPA and Price Group are holding companies of T. Rowe Price Savings Bank, which is regulated by the OTS. OTS regulations require the Directors and senior officers of TRPA and Price Group to file reports regarding their personal holdings of the stock of Price Group and of the stock of any non-affiliated bank, savings bank, bank holding company, or savings and loan holding company. Although the Bank's Compliance Officer will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person to ensure that the required reports are filed in a timely manner.

PRIOR CLEARANCE REQUIREMENTS (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS.

All Access Persons must obtain prior clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls, unless exempted below. Non-Access Persons are not required to obtain prior clearance before engaging in any securities transactions, except for transactions in Price Group stock.
================================================================================

               All employees (both Access Persons and Non-Access Persons) and independent directors of Price Group must obtain prior clearance of any transaction involving Price Group stock from the Office of the Secretary of Price Group.

================================================================================

Where required, prior clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage or through an unaffiliated broker/dealer or other entity. Please note that the prior clearance procedures do not check compliance with the 60-Day Rule (p. 4-18); you are responsible for ensuring your compliance with this rule.

TRANSACTIONS (OTHER THAN IN PRICE GROUP STOCK) THAT ARE EXEMPT FROM PRIOR CLEARANCE AND REPORTING. The following transactions are exempt from both the prior clearance and reporting requirements:

               Mutual Funds and Variable Insurance Products. The purchase or redemption of shares of any open-end investment companies, including the Price Funds, and variable insurance products, except that any employee who serves as the president or executive vice president of a Price Fund must report his or her beneficial ownership or control of shares in that Fund to Baltimore Legal/Compliance through electronic mail to Dottie Jones.

               U.S. Government Obligations. Purchases or sales of direct obligations of the U.S. Government.

               Certain Commodity Futures Contracts. Purchases or sales of commodity futures contracts for tangible goods (e.g., corn, soybeans, wheat) if the transaction is regulated solely by the Commodity Futures Trading Commission ("CFTC"). Futures contracts for financial instruments, however, must receive prior clearance.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT ARE EXEMPT FROM PRIOR CLEARANCE, BUT MUST BE REPORTED BY BOTH ACCESS PERSONS AND NON-ACCESS PERSONS.

               Unit Investment Trusts. Purchases or sales of shares in unit investment trusts, including such unit investment trusts as DIAMONDS, SPYDER and Nasdaq-100 Index Tracking Stock ("QQQ").

               Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

               Stock Splits and Similar Acquisitions. The acquisition of additional shares of existing corporate holdings through stock splits, stock dividends, exercise of rights, exchange or conversion. Reporting of such transactions need only be made quarterly.

               Mandatory Tenders. Purchases and sales of securities pursuant to a mandatory tender offer.

               Spousal Employee-Sponsored Payroll Deduction Plans. Purchases by an Access Person's spouse pursuant to an employee-sponsored payroll deduction plan (e.g., a 401(k) plan or employee stock purchase plan), provided Baltimore Legal/Compliance has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan. Reporting of such transactions need only be made quarterly.

               Exercise of Stock Option of Corporate Employer by Spouse. Transactions involving the exercise by an Access Person's spouse of a stock option issued by the corporation employing the spouse. However, a subsequent sale of the stock obtained by means of the exercise must receive prior clearance.

               Dividend Reinvestment Plans. Purchases effected through an established Dividend Reinvestment Plan ("DRP"). An Access Person's purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person's purchase of shares in addition to those purchased with dividends (a "Connected Purchase") and any sale of shares from the DRP must receive prior clearance.

               Systematic Investment Plans. Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided Baltimore Legal/Compliance has been previously notified by the Access Person that he or she will be participating in the plan. Reporting of Systematic Investment Plan transactions need only be made quarterly. An Access Person's purchase of securities of the issuer to initiate participation in the plan and any sale of shares from such a plan must receive prior clearance.


               Inheritances.  The acquisition of securities through inheritance.

               Gifts.  The giving of or receipt of a security as a gift.

OTHER TRANSACTION REPORTING REQUIREMENTS. Any transaction that is subject to the prior clearance requirements prior to execution on behalf of an Access Person, including purchases in initial public offerings and private placement transactions, must be reported. Although Non-Access Persons are not required to receive prior clearance for securities transactions (other than Price Group stock), they must report any transaction that would have been required to be prior cleared by an Access Person.

PROCEDURES FOR OBTAINING PRIOR CLEARANCE (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS. Unless described as exempt from prior clearance above or subject to an exemption granted by the Chairperson of the Ethics Committee, Access Persons must receive prior clearance for all securities transactions. This includes transactions in closed-end funds, including Exchange Traded Funds ("ETFs") and sector index funds that are closed-end funds. All Access Persons should follow the procedures set forth below before engaging in the transactions described.

       Procedures For Obtaining Prior Clearance For Initial Public Offerings ("IPOs"):

               Non-Investment Personnel. Access Persons who are not Investment Personnel ("Non-Investment Personnel") may purchase securities that are the subject of an IPO only if prior written approval has been obtained from the Chairperson of the Ethics Committee or his or her designee ("Designee"), which may include J. Gilner, N. Morris, or A. Brooks. An IPO is an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Securities Exchange Act of 1934.

               In considering such a request for approval, the Chairperson or his or her Designee will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. The Chairperson or his or her Designee will also determine whether the following conditions have been met:

               1.     The purchase is made through the Non-Investment
                        Personnel's regular broker;

               2. The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

               3. The transaction otherwise meets the requirements of the NASD's rules on free riding and withholding.

        Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm's clients are prohibited from doing so. Therefore, Non-Investment Personnel must check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. This prohibition will remain in effect until the firm's clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket.

               Investment Personnel. Investment Personnel may not purchase securities in an IPO.

               Non-Access Persons. Although Non-Access Persons are not required to receive prior clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative of Investment Services is reminded that NASD rules may restrict his or her ability to buy shares in a "hot issue," which is a new issue that trades at a premium in the secondary market whenever that trading commences.

        Procedures For Obtaining Prior Clearance For Private Placements. Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior written approval has been obtained from the Chairperson of the Ethics Committee or a Designee. In considering such a request for approval, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm's clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee.

                Continuing Obligation. An Access Person who has received approval to invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

       Employees who are registered representatives of Investment Services are reminded that NASD rules may restrict investment in a private placement in certain circumstances.

        Procedures For Obtaining Prior Clearance For All Other Securities Transactions. Requests for prior clearance by Access Persons for all other securities transactions requiring prior clearance may be made orally, in writing, or by electronic mail (e-mail address "Personal Trades," in the electronic mail address book) to the Equity Trading Department, which will be responsible for processing and maintaining the records of all such requests. Obtaining clearance by electronic mail is strongly encouraged. All requests must include the name of the security, the number of shares or amount of bond involved, whether a foreign security is involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale or short sale. Responses to all requests will be made by the Trading Department documenting the request and its approval/disapproval.

        Requests will normally be processed on the same day; however, additional time may be required for prior clearance of transactions in foreign securities.

        Effectiveness of Prior Clearance. Prior clearance of a securities transaction is effective for three (3) business days from and including the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained

        Reminder. If you are an Access Person and become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, then transactions in those securities become subject to the prior clearance requirements.

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION. A proposed securities transaction will be disapproved by the Trading Department and/or the Chairperson of the Ethics Committee, unless it is determined that an exception is appropriate, if:

              Pending Client Orders. Orders have been placed by any of the Price Advisers to purchase or sell the security.

              Purchases and Sales Within Seven (7) Calendar Days. The security has been purchased or sold by any client of a Price Adviser within seven calendar days immediately prior to the date of the proposed transaction. For example, if a client transaction occurs on Monday, an Access Person may not purchase or sell that security until Tuesday of the following week. If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to an Access Person's transactions in that security.

              Approved Company Rating Changes. A change in the rating of an approved company as reported in the firm's Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

              Securities Subject to Internal Trading Restrictions. The security is limited or restricted by any of the Price Advisers as to purchase or sale by Access Persons.

Requests for Waivers of Prior Clearance Denials. If an Access Person's request for prior clearance has been denied, he or she may apply to the Chairperson of the Ethics Committee for a waiver. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested. Waivers are not routinely granted.

TRANSACTION CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. All Access Persons and Non-Access Persons must request broker-dealers, investment advisers, banks, or other financial institutions executing their transactions to send to the attention of Compliance, Legal Department, T. Rowe Price, P.O. Box 17218, Baltimore, Maryland 21297-1218 a duplicate confirmation with respect to each and every reportable transaction, including Price Group stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see page 4-4 for a discussion of beneficial ownership and control concepts).

NOTIFICATION OF SECURITIES ACCOUNTS. All Access Persons and Non-Access Persons must give notice by e-mail addressed to the Legal/Compliance mailbox before opening or trading in a securities account with any broker, dealer, investment adviser, bank, or other financial institution including TRP Brokerage.

        New Employees. A new employee must give written notice to Baltimore Legal/Compliance of any existing securities accounts maintained with any broker, dealer, investment adviser, bank or other financial institution within 10 days of the employee's joining the firm.

        Employees do not have to report accounts at transfer agents or similar entities if the only securities in those accounts are variable contracts or mutual funds if these are the only types of securities that can be held or traded in the accounts. If other securities can be held or traded, the accounts must be reported. For example, if an employee has an account at T. Rowe Price Services, Inc., a transfer agent, that holds shares of a Price Fund, that account is not reportable. If, however, the employee has a broker account it must be reported even if the only securities currently held or traded in it are mutual funds.

        Officers, Directors and Registered Representatives of Investment Services. The NASD requires each associated person of T.
        Rowe Price Investment Services, Inc. to:

o Obtain approval from Investment Services (request should be in writing and be directed to Baltimore Legal/Compliance) before opening or placing the initial trade in a securities account; and

o If the securities account is with a broker/dealer, provide the broker/dealer with written notice of his or her association with Investment Services.

        Annual Statement by Access Persons. Each Access Person must also file with the firm a statement of his or her accounts as of year-end in January of the following year.

       Reminder. If you become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, then the associated securities accounts become subject to the account reporting requirements.

PROCEDURES FOR REPORTING TRANSACTIONS. The following requirements apply both to Access Persons and Non-Access Persons:

        Report Form. If the executing firm provides a confirmation or similar statement directly to Baltimore Legal/Compliance, you do not need to make a further report. All other transactions must be reported on the form designated "T. Rowe Price Employee's Report of Securities Transactions," a supply of which is available from Baltimore Legal/Compliance or on the firm's Intranet under Corporate/Legal.

        When Reports are Due. You must report a securities transaction within ten (10) days after the trade date or within (10) days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. Reporting of transactions involving either systematic investment plans or the purchase of securities by a spouse pursuant to an employee-sponsored payroll deduction plan, however, may be reported quarterly.

        Reminder. If you become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, the transactions in these securities become subject to the transaction reporting requirements.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS, THE INDEPENDENT DIRECTORS OF PRICE GROUP, AND THE INDEPENDENT DIRECTORS OF THE SAVINGS BANK. The independent directors of the Price Funds are subject to the same reporting requirements as Access Persons and Non-Access Persons except that reports need only be filed quarterly. Specifically: (1) a report for each securities transaction must be filed with Baltimore/Legal Compliance no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. Baltimore/Legal Compliance will send the independent directors of the Price Funds a reminder letter and reporting form approximately ten days prior to the end of each calendar quarter.

The independent directors of Price Group are not required to report their personal securities transactions (other than transactions in Price Group stock) as long as they do not obtain information about the Price Advisers' investment research, recommendations, or transactions. However, the independent directors of Price Group are reminded that changes to certain information reported by the respective independent director in the Annual Questionnaire for Independent Directors are required to be reported to Baltimore/Corporate Records (e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

The independent directors of the Savings Bank are not required to report their personal securities transactions except as they may be requested from time to time to do so by the Savings Bank in accordance with regulatory or examination requirements.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to all Access Persons and Non-Access Persons and, where indicated, to the independent directors of Price Group and the Price Funds.

        Dealing with Clients. Access Persons, Non-Access Persons and the independent directors of Price Group and the Price Funds may not, directly or indirectly, sell to or purchase from a client any security. Market transactions are not subject to this restriction. This prohibition does not preclude the purchase or redemption of shares of any mutual fund that is a client of any of the Price Advisers and does not apply to transactions in a spousal employee-sponsored payroll deduction plan or spousal employee-sponsored stock option plan.

        Client Investment Partnerships.

               Co-Investing. The independent directors of the Price Funds are not permitted to co-invest in client investment partnerships of Price Group or its affiliates, such as Strategic Partners, Threshold, and Recovery.

               Direct Investment. The independent directors of the Price Funds are not permitted to invest as limited partners in client investment partnerships of Price Group or its affiliates.

        Investment Clubs. These restrictions vary depending upon the person's status, as follows:

               Non-Access Persons. A Non-Access Person may form or participate in a stock or investment club without approval of the Chairperson of the Ethics Committee. Only transactions in Price Group stock are subject to prior clearance requirements. Club transactions must be reported just as the Non-Access Person's individual trades are reported.

               Access Persons. An Access Person may not form or participate in a stock or investment club unless prior written approval has been obtained from the Chairperson of the Ethics Committee. All transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior clearance and reporting requirements applicable to an individual Access Person's trades. However, if the Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions, he or she may request the waiver of prior clearance requirements of the club's transactions (except for transactions in Price Group stock) from the Chairperson of the Ethics Committee as part of the approval process.

        Margin Accounts. While margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with firms with which you maintain a regular securities account relationship.

        Trading Activity. You are discouraged from engaging in a pattern of securities transactions which either:

o Is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

o Involves securities positions that are disproportionate to your net assets.

               At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to you and/or your supervisor if ten or more reportable trades occur in your account(s) in a month, or if circumstances otherwise warrant this action.

The following rules apply only to Access Persons:

        Large Company Exemption. Although subject to prior clearance, transactions involving securities in certain large companies, within the parameters set by the Ethics Committee (the "Exempt List"), will be approved under normal circumstances, as follows:

               Transactions Involving Exempt List Securities. This exemption applies to transactions involving no more than $20,000 or the nearest round lot (even if the amount of the transaction marginally exceeds $20,000) per security per seven (7) calendar day period in securities of companies with market capitalizations of $5 billion or more, unless the rating on the security as reported in the firm's Daily Research News has been changed to a 1 or a 5 within the seven (7) calendar days immediately prior to the date of the proposed transaction. If such a rating change has occurred, the exemption is not available. The Exempt List may also include issuers determined to have a sufficiently large trading volume, as determined by the Ethics Committee.

               Transactions Involving Options on Exempt List Securities. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion on p. 4-17. Otherwise, in the case of options on an individual security on the Exempt List (if it has not had a prohibited rating change), an Access Person may trade the greater of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying security. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security. Options transactions on the stock of Price Group are prohibited. See p. 4-6.

These parameters are subject to change by the Ethics Committee. An Access Person should be aware that if prior clearance is granted for a specific number of shares lower than the number requested, he or she may not be able to receive permission to buy or sell additional shares of the issuer for the next seven (7) calendar day under this exemption.

        Exchange-Traded Index Options. Although subject to prior clearance, an Access Person's transactions involving exchange-traded index options, within the parameters set by the Ethics Committee, will be approved under normal circumstances. Generally, an Access Person may trade the greater of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying securities. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

        These parameters are subject to change by the Ethics Committee.

        Client Limit Orders. The Equity Trading Desk may approve an Access Person's proposed trade even if a limit order has been entered for a client for the same security, if:

o        The Access Person's trade will be entered as a market order; and

o The client's limit order is 10% or more away from the market at the time of approval of the Access Person's trade.

        Options and Futures. Please consult the specific section on Exchange-Traded Index Options (p. 4-17) for transactions in those options.

================================================================================

        Before engaging in options and futures transactions, Access Persons should understand the impact that the 60-Day Rule and intervening client transactions may have upon their ability to close out a position with a profit (see page 4-18).
================================================================================

               Options and Futures on Securities and Indices Not Held by Clients of the Price Advisers. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on securities of companies (and options or futures on such securities) which are not held by any of the Price Adviser clients. Options transactions in the stock of Price Group, however, are not permitted. See p. 4-6.

               Options on Securities of Companies Held by Price Advisers Clients. With respect to options on securities of companies which are held by any of Price Adviser's clients, it is the firm's policy that an Access Person should not profit from a price decline of a security owned by a client (other than an Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Exempt List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

               Other Options and Futures Held by Price Advisers Clients. Any other option or futures transaction with respect to domestic or foreign securities held by any of the Price Advisers' clients will be approved or disapproved on a case-by-case basis after due consideration is given as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of the Price Advisers' clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

               Closing Positions. A transaction to close an options transaction must also receive prior clearance. If an intervening client transaction in the underlying security has occurred since the position was opened, the Access Person may not receive prior clearance to initiate a transaction to close out the position.

        Short Sales. Short sales by Access Persons are subject to prior clearance. In addition, Access Persons may not sell any security short which is owned by any client of one of the Price Advisers. All short sales are subject to the 60-Day Rule described below.

       The 60-Day Rule. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security within 60 days of its purchase. In addition, the rule applies regardless of the Access Person's other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on May 1, 2001, he or she may not sell any shares of XYZ stock at a profit for 60 days following May 1, 2001. The 60-Day Rule "clock" restarts each time the Access Person trades in that security.

               Exemptions from the 60-Day Rule. The 60-Day Rule does not apply to:

o any transaction by a Non-Access Person except for transactions in Price Group stock not exempted below;

o any transaction exempt from prior clearance (e.g., exercise of corporate stock option by Access Person spouse, systematic investment plan; see p. 4-8);

o the purchase and sale or sale and purchase of exchange traded index options;

o any transaction in Price Group stock effected through the ESPP (the 60-Day Rule does apply to shares transferred from the ESPP to a brokerage account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP); and

o the exercise of "company granted" Price Group stock options and the subsequent sale of the derivative shares.

               Prior clearance procedures do not check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade.

               Access Persons may request a waiver from the 60-Day Rule. Such requests should be directed in writing to the Chairperson of the Ethics Committee. These waivers are not routinely granted.

        Investments in Non-Listed Securities Firms. Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a Nasdaq stock or permission is given under the Private Placement Procedures (see p. 4-11).

OWNERSHIP REPORTING REQUIREMENTS - ONE-HALF OF ONE PERCENT OWNERSHIP. If an employee or an independent director of Price Group or an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report in writing such fact to Baltimore Legal/Compliance, providing the name of the company and the total number of such company's shares beneficially owned.

DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 days after the starting date), each Access Person must disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership and control ("Securities Holdings Report") (see page 4-4 for definition of the term Beneficial Owner) and reconfirm the information regarding all of his or her securities accounts. The form to provide the Securities Holding Report will be provided upon commencement of employment, appointment or promotion and should be submitted to Baltimore Legal/Compliance. The form on which to report securities accounts can be found on the firm's Intranet under Corporate/Legal.

All Access Persons are also required to file a Personal Securities Report, consisting of a Statement of Personal Securities Holdings and a Securities Account Verification Form Report on an annual basis. The reports must be as of year end and be filed with the firm in January of the following year.

CONFIDENTIALITY OF RECORDS. Price Group makes every effort to protect the privacy of all persons and entities in connection with their Securities Holdings Reports, Reports of Securities Transactions, and Reports of Securities Accounts.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of employment or other association with Price Group and the Price Funds. The Ethics Committee and Baltimore Legal/Compliance are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person's and entity's compliance with this Statement and to otherwise prevent and detect violations.

        Violations by Access Persons, Non-Access Persons and Directors of Price Group. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price Group, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price Group and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

        Violations by Independent Directors of Price Funds. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Boards will impose such sanctions as they deem appropriate.

        Violations by Baltimore Employees of TRPI, TRFAM or TRPGIS. Upon discovering a material violation of this Statement by a Baltimore-based employee of TRPI, TRFAM or TRPGIS, the Ethics Committee shall report such violation to the Board of Directors of TRPI, TRFAM or TRPGIS, as appropriate. A material violation by a Baltimore-based employee of TRPI shall also be reported to the Board of Directors of any TRPI Fund with respect to whose securities such violations may have been involved.


May, 2001